Filed pursuant to Rule 424(b)(5)
Registration File No.: 333-98237

Prospectus Supplement
(To Prospectus dated February 13, 2003)

Neurogen Corporation

6,993,000 Shares of Common Stock

We are offering 6,993,000 shares of our common stock directly to investors pursuant to this prospectus supplement.

Our common stock is listed on The Nasdaq Global Market under the symbol “NRGN.” On December 18, 2006, the last reported sale price of our common stock on The Nasdaq Global Market was $5.72 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS THAT WE HAVE DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE S-6 OF THIS PROSPECTUS SUPPLEMENT.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We have engaged Pacific Growth Equities, LLC, CIBC World Markets Corp., Leerink Swann & Company and Merriman Curhan Ford & Co. as our exclusive placement agents to use their reasonable efforts to solicit offers to purchase our common stock in this offering. The placement agents are not purchasing or selling any shares of common stock pursuant to this prospectus supplement or the accompanying prospectus, nor are they required to purchase or sell any specific number of shares of common stock.

	Per Share	Total
Offering Price	$ 5.72	$ 39,999,960
Placement Agent’s Fee	$ .34	$ 2,399,998
Proceeds to Neurogen Corporation (before expenses)	$ 5.38	$ 37,599,962

Delivery of shares to purchasers will be made on or about December 21, 2006.

Pacific Growth Equities, LLC
CIBC World Markets Leerink Swann & Company Merriman Curhan Ford & Co.
As Placement Agents

The date of this prospectus supplement is December 18, 2006.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

TABLE OF CONTENTS

PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell these securities. The information in this prospectus supplement may only be accurate on the date of this document.

FORWARD-LOOKING STATEMENTS

Some of the statements in this Prospectus Supplement constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial or business performance and are identified by words such as “may,” “might,” “will,” “should,” “expect,” “scheduled,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of such terms or other comparable terms. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from those expressed or forecasted in any forward-looking statements. In evaluating these statements, the reader should specifically consider various factors, including the risks outlined in the section of this Prospectus Supplement entitled “Risk Factors.”

The Company wishes to caution readers and others to whom forward-looking statements are addressed, that any such forward-looking statements are not guarantees of future performance and that actual results may differ materially from estimates in the forward-looking statements. The Company undertakes no obligation to revise these forward-looking statements to reflect events or circumstances after the date hereof. Important factors that may cause results to differ from expectations include, for example:

•	risks inherent in discovery, research, development, testing, regulatory approval, production and marketing of any of the Company’s drug candidates;

•	competitive factors;

•	risks deriving from in-licensing of drug candidates, acquisitions or business combinations;

•
the Company’s dependence on its current or future corporate partners with respect to research and development funding, preclinical evaluation of drug candidates, human clinical trials of drug candidates, regulatory filings and manufacturing and marketing expertise;

•	risks deriving from collaborations, alliances or other transactions;

•	the risk that actual research and development costs and associated general and administrative costs may exceed budgeted amounts;

•	the risk that drug targets pursued by the Company may prove to be invalid after substantial investments by the Company;

•	inability to obtain sufficient funds through future collaborative arrangements, equity or debt financings or other sources to continue the operation of the Company’s business;

•	uncertainty regarding the Company’s patents and trade secrets and confidentiality agreements with collaborators, employees, consultants, vendors and others;

•	the risk that the Company may be prohibited or otherwise restricted from working on certain targets relevant to the Company’s business;

•	dependence upon third parties for the manufacture of the Company’s potential products and the Company’s inexperience in manufacturing if the Company establishes internal manufacturing capabilities;

•	dependence on third parties to market potential products and the Company’s lack of sales and marketing capabilities;

•	unavailability or inadequacy of medical insurance or other third-party reimbursement for the cost of purchases of the Company’s products;

•	inability to attract or retain scientific, management and other personnel; and

•	risks associated with the fact that a majority of the Company’s common stock is held by a limited number of stockholders.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus dated February 13, 2003, are part of a registration statement on Form S-3 (File No. 333-98237) we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this “shelf” registration process, we may from time to time sell securities described in the accompanying prospectus in one or more offerings up to a total of $75,000,000. Prior to the date hereof, we had previously sold a total of $15,000,003 of securities under the registration statement.

These documents contain important information you should consider when making your investment decision. The accompanying prospectus provides you with a general description of the securities we may offer. This prospectus supplement contains information about the shares issued in this offering. This prospectus supplement may add, update or change information in the accompanying prospectus. You should rely only on the information provided in this prospectus supplement, the accompanying prospectus or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with any other information.

This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy the shares offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation.

The information contained in the prospectus and the prospectus supplement is accurate only as of the date of the prospectus and the prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of the shares.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “Neurogen,” the “Company,” “we,” “us” and “our” refer to Neurogen Corporation.

NEUROGEN CORPORATION

We are a drug discovery and development company focused on novel small molecule drugs designed to improve the lives of patients suffering from disorders with significant unmet medical needs, including neurological diseases, pain, metabolic diseases and inflammation. We have generated a portfolio of promising drug programs through our fully integrated drug discovery and development processes. Our Accelerated Intelligent Drug Discovery (“AIDD” ™) process and our expertise in cellular functional assays enhance our ability to rapidly and cost effectively identify small molecule drug candidates. Small molecule drugs typically are suitable for oral administration as a pill, while large molecule drugs typically are administered by injection. We conduct our research and development independently and, when advantageous, collaborate with leading pharmaceutical companies during the drug research and development process to obtain additional resources and to access complementary expertise. For example, we currently have a collaboration with Merck Sharp & Dohme Limited (“Merck”), a subsidiary of Merck & Co., Inc.

We have applied our drug discovery and development platform across a broad number of disease-related targets and employ a strategy designed to efficiently discover multiple drug candidates for each target. Throughout the pharmaceutical industry, a small minority of drug candidates successfully overcome all development obstacles on the way to commercialization. Because of this very high attrition rate, we believe our ability to rapidly and systematically produce multiple drug candidates in our portfolio of promising drug programs represents a competitive advantage.

Neurogen was incorporated in Delaware in September 1987 and commenced operations in July 1988. Our executive offices and research and development facilities are located at 35 NE Industrial Road, Branford, CT 06405. Our telephone number is (203) 488-8201. We maintain a website at www.neurogen.com. The contents of our website are not part of this prospectus.

RISK FACTORS

An investment in our common stock offered through this prospectus supplement and the accompanying prospectus involves risks. You should carefully consider the specific risks relating to this offering set forth below and relating to our business set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2005 and in other reports and documents filed with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which are incorporated by reference herein, before making an investment decision. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also affect our business operations. If any of these risks actually occurs, our business, financial condition or results of operations would likely suffer materially. As a result, the trading price of our common stock may decline, and you could lose all or part of your investment.

Our stock price has, and we expect it to continue to, fluctuate significantly, and the value of your investment may decline.

From January 1, 2006 to December 18, 2006, the market price of our common stock has ranged from a high of $7.47 per share to a low of $4.58 per share. The volatile price of our stock makes it difficult for investors to predict the value of their investment, to sell shares at a profit at any given time, or to plan purchases and sales in advance. You might not be able to sell your shares of common stock at or above the offering price due to fluctuations in the market price of the common stock arising from changes in our operating performance or prospects. In addition, the stock markets in general, and the markets for biotechnology and biopharmaceutical companies in particular, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. A variety of factors may affect our operating performance and cause the market price of our common stock to fluctuate. These include, but are not limited to:

•
announcements by us or our competitors of regulatory developments, clinical trial results, clinical trial enrollment, regulatory filings, new products and product launches, significant acquisitions, strategic partnerships or joint ventures;

•	any intellectual property infringement, product liability or any other litigation involving us;

•	developments or disputes concerning patents or other proprietary rights;

•	regulatory developments;

•	market conditions in the pharmaceutical and biotechnology sectors;

•	economic or other crises and other external factors;

•	actual or anticipated period-to-period fluctuations in our results of operations;

•	departure of any of our key management personnel; or

•	sales of our common stock.

These and other factors may cause the market price and demand of our common stock to fluctuate substantially, which may limit investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity or value of our common stock.

This offering will cause dilution in net tangible book value.

Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the offering price of $5.72 per share and the price per share of our common stock on September 30, 2006, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $2.86 per share in the net tangible book value of the common stock. See “Dilution” at page S-9 of this prospectus supplement for a more detailed discussion of the dilution you will incur in this offering.

We are at risk of securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because biotechnology companies have experienced greater than average stock price volatility in recent years. If we faced such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

Because we do not expect to pay dividends, you will not realize any income from an investment in our common stock unless and until you sell your shares at a profit.

We have never paid dividends on our common stock and do not anticipate paying any dividends for the foreseeable future. You should not rely on an investment in our stock if you require dividend income. Further, you will only realize income on an investment in our shares in the event you sell or otherwise dispose of your shares at a price higher than the price you paid for your shares. Such a gain would result only from an increase in the market price of our common stock, which is uncertain and unpredictable.

We have broad discretion in how we use the net proceeds of this offering, and we may not use these proceeds effectively or in ways with which you agree.

Our management will have broad discretion as to the application of the net proceeds of this offering and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase the market price of our common stock.

Limitation on the Use of Net Operating Loss Carryforwards (“NOLs”) and Tax Credits.

As previously disclosed, the Company’s ability to utilize its NOLs and tax credits may be limited if it undergoes or has undergone an ownership change, as defined in section 382 of the Internal Revenue Code, as a result of changes in the ownership of outstanding stock. An ownership change generally occurs if the percentage of stock owned by one or more stockholders who own, directly or indirectly, 5% or more of the value of the Company’s outstanding stock (or are otherwise treated as 5% stockholders under section 382 and the regulations promulgated thereunder) has increased by more than 50 percentage points over the lowest percentage of the Company’s outstanding stock owned by these stockholders at any time during the testing period, which is generally the three-year period preceding the potential ownership change. In the event of an ownership change, section 382 imposes an annual limitation on the amount of post-ownership change taxable income a corporation may offset with pre-ownership change NOLs. In 2006, the Company reviewed its changes in ownership through a testing date of December 31, 2005, and determined that an ownership change occurred in 2005. The Company is currently reviewing the impact of the change of ownership on the utilization of its NOLs and tax credits but has not completed its analysis. However, the change of ownership could have the effect of reducing the amount of NOLs and tax credits existing at the date of the ownership change that the Company may utilize to offset taxable income in the taxable years following the ownership change.

Future Sales of Our Common Stock in the Public Market Could Lower the Stock Price.

We may, in the future, sell additional shares of our common stock in subsequent public offerings. We may also issue additional shares of our common stock to finance future acquisitions. Additionally, a substantial number of shares of our common stock is available for future sale pursuant to stock options that we granted to our employees to purchase shares of our common stock and pursuant to registration rights we have granted to certain holders of our stock. We cannot predict the size of future issuances of our common stock or the effect, if any, that future sales and issuances of shares of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares issued upon the exercise of stock options or in acquisition financing), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

Delaware Law and our Charter and Bylaws may Impede or Discourage a Takeover, Which Could Cause the Market Price of Our Shares to Decline.

We are a Delaware corporation and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing stockholders. In addition, our board of directors has the power, without stockholders’ approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock, which could be used defensively if a takeover is threatened. Our certificate of incorporation and by-laws provide for restrictions on who may call a special meeting of stockholders. Our incorporation under Delaware law, the ability of our board of directors to create and issue a new series of preferred stock and certain provisions of our certificate of incorporation and by-laws could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock, which, under certain circumstances, could reduce the market value of our common stock.

PRICE RANGE OF COMMON STOCK

Our common stock has been quoted on The NASDAQ Global Market under the symbol “NRGN” since our initial public offering on October 11, 1989. The following table shows the high and low per share closing sale prices of our common stock for the periods indicated.

	High	Low
2004
First Quarter	$10.08	$6.58
Second Quarter	$11.43	$6.90
Third Quarter	$7.74	$6.05
Fourth Quarter	$10.10	$6.19
2005
First Quarter	$10.04	$6.90
Second Quarter	$7.82	$5.85
Third Quarter	$7.80	$6.01
Fourth Quarter	$8.83	$6.04
2006
First Quarter	$7.47	$6.01
Second Quarter	$6.64	$4.82
Third Quarter	$6.74	$4.58
Fourth Quarter (through December 18, 2006)	$6.82	$5.16

On December 18, 2006, the last reported closing sale price of our common stock on The Nasdaq Global Market was $5.72 per share.

USE OF PROCEEDS

We expect to receive approximately $37,300,000 in net proceeds from the sale of the common stock we are offering, after deducting the placement agent fees and other estimated offering expenses.

We expect to use the net proceeds from the sale of the offered securities for:

•	clinical and preclinical development of existing product candidates;

•	discovery of additional product candidates;

•	capital expenditures; and

•	other general corporate purposes.

Our management has broad discretion as to the allocation of the net proceeds received in this offering. Pending use of the net proceeds, we intend to invest the net proceeds in interest-bearing, investment-grade securities.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the offering price per share of our common stock set forth on the cover page of this prospectus supplement and the pro forma net tangible book value per share of our common stock after the offering. Our historical net tangible book value as of September 30, 2006 was approximately $81,938,000, or approximately $2.36 per share. Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Dilution in historical net tangible book value per share represents the difference between the amount per share paid by purchasers of common stock in this offering and the pro forma net tangible book value per share of our common stock immediately after the offering.

After giving effect to our sale of shares of common stock in this offering at the public offering price of $5.72 per share, and after deduction of the placement fees and estimated offering expenses payable by us, our pro forma net tangible book value as of September 30, 2006 would have been approximately $119,273,423 or $2.86 per share. This represents an immediate increase in pro forma net tangible book value of $.50 per share to existing stockholders and an immediate dilution in net tangible book value of $2.86 per share to purchasers of common stock in this offering.

The following table illustrates dilution on a per share basis:

Public offering price per share	$5.72
Net tangible book value per share as of September 30, 2006	$2.36
Increase per share attributable to new investors	$.50
Pro forma net tangible book value per share after the offering	$2.86
Dilution per share to new investors	$2.86

The number of shares of common stock in the table above excludes 6,934,118 shares of common stock reserved for future issuance under employee benefit and executive compensation plans, as of September 30, 2006 including 5,275,079 shares of common stock reserved for options outstanding with a weighted average exercise price of $12.77 and 1,659,039 shares of common stock available for future grant as options or restricted stock.  In addition, there were 70,000 shares of unvested restricted stock issued as of September 30, 2006.

PLAN OF DISTRIBUTION

Pacific Growth Equities, LLC, CIBC World Markets Corp., Leerink Swann & Company and Merriman Curhan Ford & Co., collectively referred to as the placement agents, have entered into a placement agency agreement with us in which they have agreed to act as placement agents in connection with the offering. The placement agents are using their reasonable efforts to introduce us to selected investors who will purchase the shares. The placement agents have no obligation to buy any of the ordinary shares from us nor are the placement agents required to arrange the purchase or sale of any specific number or dollar amount of the shares, but have agreed to use their reasonable efforts to arrange for the sale of all the shares.

All investor funds will be deposited into an escrow account for the benefit of the investors. American Stock Transfer & Trust Company, acting as escrow agent, will invest all funds it receives in a non-interest bearing account in accordance with Rule 15c2-4 under the Securities Exchange Act of 1934, as amended. The escrow agent will not accept any investor funds until the date of this prospectus supplement. We will deposit the shares with The Depository Trust Company upon receiving notice from the placement agents. At the closing, The Depository Trust Company will credit the shares to the respective accounts of the investors.

We have agreed to indemnify the placement agents against certain liabilities under the Securities Act of 1933, as amended. The placement agents have informed us that they will not engage in overallotment, stabilizing transactions or syndicate covering transactions in connection with this offering.

We have agreed to pay the placement agents an aggregate fee equal to 6% of the proceeds of this offering. The following table shows the per share and total fees we will pay to the placement agents in connection with the sale of the shares offered to the investors pursuant to this prospectus supplement:

Per share fee for shares sold to public	$0.34
Total	$2,399,998

In addition, we have agreed to pay Pacific Growth Equities, LLC $75,000 of capital markets expenses in connection with the offering.

We and substantially all of our executive officers and directors have entered into lock-up agreements with the Placement Agents. Under these agreements, subject to certain exceptions, we and each of these persons may not, without the prior written approval of Pacific Growth Equities, LLC, offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or hedge our common stock or securities convertible into or exchangeable or exercisable for our common stock, or warrants or other rights to purchase our common stock. These restrictions will be in effect for a period of 30 days after the date of this prospectus. At any time and without public notice, Pacific Growth Equities, LLC may release all or some of the securities from these lock-up agreements.

Certain of the placement agents and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us and our affiliates, for which they have received, or will receive, customary fees and expense reimbursements.

An affiliate of CIBC World Markets Corp., one of the placement agents in this offering, has an investment interest in Warburg Pincus Private Equity VIII L.P., one of our principal stockholders and member of our board of directors.

LEGAL MATTERS

Certain legal matters relating to the shares offered by this prospectus have been passed upon for us by Milbank, Tweed, Hadley & McCloy, llp, New York, New York, counsel for the Company. Certain legal matters for the Placement Agents will be passed on by Latham & Watkins LLP, counsel for the Placement Agents.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC. The registration statement of which this prospectus supplement is a part, including the exhibits to the registration statement, contains additional information about us and the securities offered by this prospectus supplement.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our public filings, including reports, proxy and information statements, are also available on the SEC’s web site at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information contained in documents that we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. Information in this prospectus supplement modifies or supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, and information that we file later with the SEC also will automatically update and supersede this information.

We incorporate by reference the documents listed below and any documents that we file in the future with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement and before the completion of the offering (other than current reports furnished under Item 7.01 or Item 2.02 of Form 8-K):

1.	The Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 14, 2006;

2.
The Quarterly Reports on Form 10-Q for the period ended March 31, 2006, filed with the SEC on May 10, 2006; for the period ended June 30, 2006, filed with the SEC on August 7, 2006; and for the period ended September 30, 2006, filed with the SEC on November 9, 2006;

3.	The Current Reports on Form 8-K filed with the SEC on February 16, 2006, May 11, 2006, October 4, 2006, October 30, 2006, November 1, 2006, November 13, 2006 and November 28, 2006;

4.	The Definitive Proxy Statement on Form 14A filed with the SEC on May 1, 2006, filed with the SEC on May 26, 2006; and

5.	The description of our common stock set forth in the Registration Statement on Form S-3 (Registration No. 333-98237) which includes our prospectus dated February 13, 2003.

To the extent that any statement in this prospectus supplement is inconsistent with any statement that is incorporated by reference and that was made on or before the date of this prospectus supplement, the statement in this prospectus supplement shall supersede such incorporated statement. The incorporated statement shall not be deemed, except as modified or superseded, to constitute a part of this prospectus supplement, the accompanying prospectus or the registration statement. Statements contained in this prospectus supplement as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Stephen R. Davis, Esq., Executive Vice President and Chief Operating Officer, 35 NE Industrial Road, Branford, CT 06405 (203) 488-8201.

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

PROSPECTUS
NEUROGEN CORPORATION

$75,000,000

NEUROGEN CORPORATION

DEBT SECURITIES
PREFERRED STOCK
COMMON STOCK
WARRANTS

We may offer and sell securities from time to time in one or more offerings. This prospectus provides you with a general description of the securities we may offer.

Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add to, update or clarify information contained in this prospectus. You should carefully read this prospectus and any supplement before you invest in any of our securities.

We may offer and sell the following securities:

•	debt securities, in one or more series, consisting of notes, bonds, debentures or other evidences of indebtedness,

•	preferred stock,

•	common stock, and

•	warrants.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK.
SEE “RISK FACTORS” BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

Our common stock is traded on the Nasdaq National Market under the symbol “NRGN”. Any common stock sold pursuant to this prospectus or any prospectus supplement will be listed on that exchange, subject to official notice of issuance. The prospectus supplement will state whether any other securities offered thereby will be listed on a securities exchange.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February 13, 2003

_____________________

We have filed a registration statement on Form S-3 to register with the Securities and Exchange Commission the securities described in this prospectus. This prospectus is part of that registration statement. As allowed by the SEC’s rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Please see “Where You Can Find More Information” on page 24.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus and the supplement to this prospectus is accurate only as of the dates of their respective covers, regardless of the time of delivery of this prospectus or any supplement to this prospectus or of any sale of our securities.

THE COMPANY

Neurogen is a leading drug discovery company. We engage in the discovery and development of a broad range of novel small molecule compounds for pharmaceutical uses.

We have diversified our drug discovery and development efforts across a broad number of disease-related biological targets and across multiple chemical series from which we pursue drug candidates for each target. We have applied our fully integrated drug discovery platform to establish a portfolio of new drug programs in the areas of neuro-psychiatric disorders, inflammation, pain and metabolic diseases. Our strategy is to advance a mix of proprietary drug programs independently and, when advantageous, collaborate with world-class pharmaceutical companies to obtain additional resources and to access complementary expertise.

Throughout the pharmaceutical industry the majority of all drug candidates fail to overcome all of the obstacles on the way to commercialization. Because of this high attrition rate, we believe that the true value of a drug discovery company’s pipeline is most accurately measured by the company’s ability to rapidly discover multiple generations of improved candidates within each of several programs, rather than by the promise of any single compound in any one program. We believe that this ability to rapidly and systematically produce multiple generations of incrementally improved drug candidates in multiple programs is our most valuable asset. Although we are much smaller than the well-known pharmaceutical companies, we have discovered ten small molecule drug candidates (listed in the table below) that we and our pharmaceutical company partners have taken into human clinical trials. One of these candidates from our program for the treatment of inflammatory disorders (candidate NGD 2000-1) is currently entering Phase II human clinical trials. From our program for the treatment of insomnia, our partner Pfizer Inc. is also developing in Phase I human studies a second candidate (NGD 96-3). Eight of these candidates have been discontinued. The ten candidates are:

Drug Candidate	Receptor Target	Therapeutic Indication
NGD 91-1	Gamma-AminoButyric Acid	Anxiety
NGD 91-2	Gamma-AminoButyric Acid	Anxiety
NGD 91-3	Gamma-AminoButyric Acid	Anxiety
NGD 94-1	Dopamine	Schizophrenia
NGD 94-4	Dopamine	Schizophrenia
NGD 95-1	Neuropeptide Y	Obesity
NGD 96-1	Gamma-AminoButyric Acid	Insomnia
NGD 96-3	Gamma-AminoButyric Acid	Insomnia
NGD 97-1	Gamma-AminoButyric Acid	Alzheimer’s Disease
NGD 2000-1	C5a anaphylatoxin	Inflammatory Disorders

We are constantly working to gain and maintain a competitive advantage in the process of discovering and developing new drug candidates. As a result, we have generated a high-quality collection, or library, of over 1.3 million potential drug compounds and have created powerful new drug discovery and refinement technologies. The prime example of these new technologies is our Accelerated Intelligent Drug Discovery (AIDD™) system. Our AIDD system is an engine for the discovery of new drug leads and the optimization of these leads to create drug candidates for clinical development. This system also enables us to rapidly discover chemical leads to assess new gene-based targets in which we are interested. Our AIDD system is a key factor contributing to our belief that our small molecule drug discovery and development platform is among the most advanced and efficient in the industry.

Neurogen was incorporated in Delaware in September 1987 and commenced operations in July 1988. Our executive offices and research and development facilities are located at 35 Northeast Industrial Road, Branford, Connecticut 06405. Our telephone number is (203) 488-8201. We maintain a website at www.neurogen.com. The contents of our website are not part of this prospectus.

RISK FACTORS

Purchasing securities to be offered under this registration statement involves a high degree of risk. You should consider carefully the following risks, together with all other information included in this prospectus, before you decide to purchase such securities. Please keep these risks in mind when reading this prospectus, including any forward-looking statements appearing in this prospectus. If any of the following risks actually occurs, our business, financial condition or results of operations would likely suffer materially. As a result, the trading price of our common stock may decline, the value of other securities offered hereunder may decline and you could lose all or part of your investment.

THERE ARE RISKS RELATED TO THIS OFFERING THAT COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS WHO DECIDE TO PURCHASE SECURITIES.

SECURITIES MARKET RISKS

THE SECURITIES WE ARE OFFERING, OTHER THAN OUR COMMON STOCK, DO NOT HAVE AND MAY NOT DEVELOP AN ACTIVE PUBLIC MARKET, WHICH COULD DEPRESS THE RESALE PRICE OF THE SECURITIES.

The securities we are offering, other than our common stock, will be new issues of securities for which there is currently no trading market. We cannot predict whether an active trading market for the securities will develop or be sustained. If an active trading market were to develop, the securities could trade at prices that may be lower than the initial offering price of the securities.

THE PRICE OF OUR COMMON STOCK OR OTHER SECURITIES OFFERED BY THIS PROSPECTUS MAY DECLINE.

The trading price of our common stock or other securities offered by this prospectus may decline to below the price at which such stock or other securities may be sold hereunder.

The market prices for securities of biotechnology companies, including ours, have historically been highly volatile. The market has, from time to time, experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. The market price of our common stock or other securities may fluctuate significantly due to a variety of factors, including:

•	the results of preclinical testing and clinical trials by us or our competitors;

•	technological innovations or new therapeutic products;

•	governmental regulation;

•	developments in patent or other proprietary rights;

•	litigation;

•	public concern as to the safety of products developed by us or others;

•	comments by securities analysts; and

•	general market conditions in our industry.

 IF OUR STOCKHOLDERS SELL SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK, THE MARKET PRICE OF OUR COMMON STOCK MAY FALL.

If our stockholders sell substantial amounts of our common stock including shares issued upon the exercise of outstanding options and warrants, the market price of our common stock may fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

WE DO NOT EXPECT TO PAY DIVIDENDS ON OUR COMMON STOCK.

We have never declared or paid dividends on our common stock in the past and we do not expect to pay dividends on our common stock for the foreseeable future.

RISKS RELATED TO OUR BUSINESS

WE HAVE NOT YET ACHIEVED PROFITABILITY AND EXPECT TO INCUR LOSSES FOR THE FORESEEABLE FUTURE.

We have been unprofitable in most years since our inception in 1987 and have incurred a cumulative net loss of approximately $86.9 million through September 30, 2002. In 2001 and 2000, we lost $25.4 million and $15.5 million, respectively. These losses are primarily attributable to costs we have incurred in the discovery and development of our new drug candidates. We recognized a net loss of $19.2 million for the nine months ended September 30, 2002 as compared with a net loss of $20.2 million for the same period in 2001. The decrease in net loss is primarily due to the recognition in 2002 of license fees recognized from the conclusion of a technology transfer agreement with Pfizer Inc., that were offset in part by an increase in research and development and general and administrative expenses and a decrease in investment income in 2002. Research and development costs and general and administrative expenses are expected to increase over the next several years. In 2001, research and development costs, net of non-cash stock compensation charges, increased 23% to $34.5 million from $28.0 million in 2000. The 2000 amount represented a 17% increase over the 1999 amount of $24.0 million. As a result, we are likely to incur significant and increasing losses over at least the next several years. We are unable to predict when, or if, we will become profitable. If we continue to incur operating losses, we may eventually be unable to continue our operations.

OUR ONLY CURRENT REVENUE SOURCES COME FROM OUR COLLABORATIONS AND WE ARE UNLIKELY TO DERIVE ANY REVENUES FROM PRODUCT SALES IN THE FORESEEABLE FUTURE.

Research funding to date has come from three collaborative research agreements and one technology transfer agreement with Pfizer, one collaboration with Aventis Pharmaceuticals, and one collaboration with Schering-Plough. Research funding payments under our current drug collaboration agreement with Aventis are currently scheduled to end by December 1, 2004. Payments under our technology transfer agreement with Pfizer expired upon the scheduled conclusion of the agreement in June 2002. We have concluded the research portions of our gamma-aminobutyric acid and neuropeptide Y agreements with Pfizer and research funding to us under those agreements has come to its scheduled conclusion. We concluded our collaboration with and stopped receiving revenues from Schering-Plough at the end of June 1998. Our license agreement with American Home Products, under which we received $0.8 million for 37,442 shares of common stock and a $0.8 million license fee but no research funding, terminated in January 1999.

The company recognized $2.9 million in research revenue under the 1992 and 1994 Pfizer agreements in the gamma-aminobutyric acid program in 2001. Similar revenues will not be recognized in future years due to the conclusion of these agreements at the end of 2001. The company also recognized $8.3 million in license fees in 2001 and expects to recognize $9.4 million in license fees in 2002 under the 1999 Pfizer Technology Transfer Agreement. Similar revenues will not be occurring in future years. In addition to the $9.4 million in revenue recognition under the 1999 Pfizer Technology Transfer Agreement, the Company expects to recognize approximately $6.4 million in 2002 under our current collaboration agreement with Aventis.

We have not achieved and do not expect to achieve revenues from product sales for several years, if at all. Revenue from product sales depends on whether we or one of our collaborative partners can successfully complete product development of, obtain required regulatory approvals for, and commercialize our products. If we are unable to commercialize any drug products, we will never achieve product revenues and may eventually be unable to continue our operations. This result would cause investors to lose all or a substantial portion of their investment.

ALL OF OUR DRUG CANDIDATES ARE STILL BEING DEVELOPED AND MAY NOT RESULT IN COMMERCIAL PRODUCTS FOR A NUMBER OF YEARS OR AT ALL.

We are in the early stage of product development and we do not expect to have any products resulting from our research efforts commercially available for a number of years, if at all. To date, we have stopped developing eight compounds which had previously been in clinical development. Currently, we have several compounds in preclinical development, one compound just entering Phase II human clinical trials and one compound in Phase I human clinical trials. All of our compounds currently being developed, whether in human clinical trials or not, will require significant additional research, development and testing before they can be commercialized. We cannot accurately predict the time required or the cost involved in commercializing any new drug. In addition, developing new drugs is an extremely uncertain process, and unanticipated developments such as clinical or regulatory delays, unexpected side effects in test patients, or ineffectiveness would slow or prevent the development of a product. If we are unable to commercialize any drug products, we will never achieve product revenues and may eventually be unable to continue our operations. This result would cause investors to lose all or a substantial portion of their investment.

THE DRUG TESTING PROCESS IS LONG, COSTLY, AND UNCERTAIN AND MOST DRUG CANDIDATES FAIL TO BE APPROVED. EVEN IF APPROVED FOR USE IN HUMANS, A DRUG MAY PROVE TO BE UNSAFE OR INEFFECTIVE.

A potential drug candidate must go through extensive preclinical (animal) and clinical (human) trials to prove that the drug is safe and effective before it can be commercialized. This extensive testing takes several years, is quite expensive, and more often than not leads to the conclusion that a drug candidate is not suitable for commercialization. Moreover, even if early drug testing appears positive, later testing or even the results of usage after commercialization may preclude further use of a drug. The results of preclinical tests performed on animals are not always accurate predictors of the safety, effectiveness, or suitability of drugs in humans. Similarly, the results of initial clinical trials do not necessarily accurately predict the results that will be obtained in the later stages of clinical trials. The appearance of adverse side effects or a lack of effectiveness in clinical trials could interrupt, delay or result in termination of clinical testing of the product in question and could ultimately prevent its approval by the United States Food and Drug Administration (the FDA) or foreign regulatory authorities. Either the FDA or we may suspend clinical trials at any time if the FDA or we believe that the individuals participating in the trials are being exposed to unacceptable health risks. Even products approved by the FDA or foreign regulatory authorities may later exhibit adverse side effects that prevent their widespread use or necessitate their withdrawal from the market. As a result, our drug candidates may prove to be unsafe or ineffective in humans, produce undesirable side effects, or, fail to get through the testing phases to commercialization. With the exception of our two lead candidates, NGD 2000-1 (our lead candidate in our inflammation program) and NGD 96-3 (our lead candidate in our insomnia program), none of our current compounds has received regulatory clearance for any stage of clinical trials in humans.

WE HAVE LIMITED EXPERIENCE IN THE CLINICAL PROCESS AND WE RELY HEAVILY ON OUR COLLABORATIVE PARTNERS FOR RESEARCH AND DEVELOPMENT FUNDING AND COMMERCIALIZATION.

We depend on our collaborative partners to fund a significant portion of our research and development expenses and to manufacture and market products resulting from our collaborations. In the fiscal years ended December 31, 1999, 2000, 2001 and the nine-month period ended September 30, 2002, the Company incurred $24.0 million, $28.0 million, $34.5 million and $27.4 million in research and development expenses (excluding stock compensation expense) and earned $9.7 million, $9.2 million, $3.1 million and $3.5 million respectively, in research and development revenue from corporate partners. Because we have limited experience conducting clinical trials, we also depend on our collaborative partners with respect to regulatory filings relating to, and the clinical testing of, compounds developed under our collaborations. In particular, we depend on Pfizer and Aventis to conduct clinical trials for compounds on which we collaborate, including our lead compound from our Pfizer collaborations, NGD 96-3. Our reliance on collaborative partners exposes us to many risks, including the following:

•	That a collaborator will halt, delay, or repeat clinical trials;

•	That a collaborator will alter the amount or timing of resources dedicated to our collaboration;

•	That a collaborator will dispute our rights under an agreement;

•	That a collaborator will attempt to independently develop a competing drug on its own or in conjunction with a third party;

•	That existing collaboration agreements will not be extended;

•	That a collaborator will not continue to develop a drug candidate after a collaboration agreement has ended; and

•	That a collaborator will breach or terminate an agreement with us.

If any of these risks were to occur, the research program in question, and possibly our business, would suffer. Our existing collaborations may be unsuccessful and we may not receive any future milestone payments. If our existing collaborations are not continued or are unsuccessful, our product development efforts and consequently business would suffer. Delays or discontinuation of any of our collaborative programs could significantly delay and decrease the probability of our ever achieving product revenues. This could negatively impact our ability to access and our cost of capital. If our collaborative partners do not continue the development of our compounds under our collaborations, we may not be able to do so on our own. Under our current collaborations, each of Pfizer and Aventis control, subject to certain diligence requirements, the determination of when and if to advance compounds in the clinical process. In addition, we may not be able to find suitable partners for any new collaborations we may seek to enter. Any new collaborations would likely be subject to some or all of the same risks as our existing collaborations.

A CONSEQUENCE OF ENTERING INTO COLLABORATIVE ARRANGEMENTS IS THAT OUR POTENTIAL UPSIDE IS SMALLER IF A SUCCESSFUL PRODUCT EMERGES THAN IF WE SUCCESSFULLY COMMERCIALIZED A PRODUCT ON OUR OWN.

We have entered into strategic collaborations with large pharmaceutical companies to develop and commercialize new drugs. Under our collaborations with Pfizer, we have, with limited exceptions, granted Pfizer the exclusive worldwide license to manufacture, use and sell products developed under the Pfizer agreements. Under our collaboration with Aventis, we have granted Aventis the exclusive worldwide license to manufacture, use and sell products developed under the Aventis agreement. While these collaborations have allowed us to recoup our research and development expenses and avoid risking our own capital on these activities, they have, in most cases, limited our upside to receiving only royalties based on net sales levels should a successful drug result. Were we to successfully develop and commercialize a drug completely on our own, however, our potential upside would be even larger.

WE PERIODICALLY EXPLORE NEW ALLIANCES THAT MAY NEVER MATERIALIZE OR MAY FAIL.

We periodically explore a variety of possible partnerships or alliances in an effort to gain access to additional complimentary resources. At the current time, we cannot predict what form such a partnership or alliance might take. To date, our only experience working with other companies has come from our drug program collaborations and our single AIDD technology transfer agreement with large pharmaceutical companies. We have no experience managing a joint venture, merger or acquisition. We may not be able to find a suitable partner for any such alliance on favorable terms or at all. If we do find a suitable partner, we may not have the financial capability to conclude an agreement. Or, if we do form a partnership or other alliance to gain access to additional resources, the venture may be unsuccessful or it may not achieve its intended purposes.

There have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future corporate collaborators. If business combinations involving our corporate collaborators were to occur, the effect could be to diminish, terminate or cause delays in one or more of our corporate collaborations.

WE ARE NOT CERTAIN ABOUT HOW MUCH CAPITAL WE MAY NEED AND WE MAY HAVE DIFFICULTY RAISING NEEDED CAPITAL IN THE FUTURE ON FAVORABLE TERMS OR AT ALL.

We have spent and will continue to spend substantial funds to complete the research, development and clinical testing of our products. We will need additional funds for these purposes, to establish additional clinical- and commercial-scale manufacturing arrangements and to provide for the marketing and distribution of our products. We may not be able to acquire additional funds on commercially reasonable terms or at all. If we cannot acquire adequate funds, we may have to delay, reduce the scope of or eliminate one or more of our research or development programs. Such a reduction could concentrate our risks in fewer programs.

We believe that our cash, cash equivalents and marketable securities, plus future scheduled payments under the Aventis agreement, will be adequate to satisfy our capital needs into at least early 2005. However, our actual capital requirements will depend on many factors, including:

•	continued progress of our research and development programs;

•	our ability to market and distribute any products we develop and to establish new collaborative and licensing arrangements;

•	changes in our existing collaborative relationships;

•	progress with preclinical studies and clinical trials;

•	the time and costs involved in obtaining regulatory clearance;

•	the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims; and

•	competing technological and market developments.

We may seek to raise any necessary additional funds through equity or debt financings, collaborative arrangements with corporate partners or other sources which may dilute the interest our existing stockholders have in our company. In addition, in the event that we obtain additional funds through arrangements with collaborative partners or other sources, these arrangements may require us to give up rights to some of our technologies, product candidates or products under development that we would otherwise seek to develop or commercialize ourselves.

WE FACE RAPID TECHNOLOGICAL CHANGE AND INTENSE COMPETITION.

The biopharmaceutical industry is highly competitive and subject to rapid and substantial technological change. Developments by others may render our products under development or our technologies noncompetitive or obsolete. We may be unable to keep pace with technological developments or other market factors. Technological competition in the industry, principally from major pharmaceutical companies, but also from biotechnology companies, universities, governmental entities and others diversifying into the field is intense and is expected to increase. Our competitors may develop products that are safer, more effective or less costly than any products we may develop or may be able to complete their development more quickly. Our most advanced clinical programs focus on neuro-psychiatric and inflammatory disorders and based on our review of patent filings and information from industry sources, we believe that most of the major pharmaceutical companies have drug programs to compete with ours. These companies include Merck, Eli Lilly, Aventis, Glaxo-SmithKline, Bristol-Myers, Squibb and Pfizer and there are likely others. Many of these entities have significantly greater research and development capabilities than we do, as well as substantially more marketing, manufacturing, financial and managerial resources. In addition, acquisitions of, or investments in, competing development-stage pharmaceutical or biotechnology companies by large corporations could increase such competitors’ financial, marketing, manufacturing and other resources. If a competitor were to develop and successfully commercialize a drug similar to one we were working on before us, it would put us at a significant competitive disadvantage.

WE ARE SUBJECT TO STRICT GOVERNMENTAL REGULATION. IF WE CANNOT OBTAIN PRODUCT APPROVALS OR IF WE CANNOT COMPLY WITH ONGOING GOVERNMENTAL REGULATIONS OUR BUSINESS COULD SUFFER.

Our products are subject to extensive regulation and review by numerous federal, state and local government agencies both in the United States and in other countries where we intend to test and market our products. The process by which we obtain regulatory approval to market a product involves substantial cost and can take many years. The data we obtain from preclinical and clinical trials may be subject to varying interpretations which can delay, limit or prevent the approval of the relevant governmental authority. If there are delays and costs in obtaining regulatory approvals, our product development efforts and consequently our business could suffer. Agencies, such as the FDA, may change the end points for clinical trials once they have begun, clinical data may not be accepted by the FDA or similar agencies, or approvals may not be granted on a timely basis, if at all. Even if we obtain regulatory approval of a drug, the approval may include limitations and restrictions on the drug’s use. In addition, we would be subject to continual review by the government and any subsequent discovery of previously unrecognized problems could result in restrictions being placed on either us or our products. These restrictions could include an order to withdraw a product from the market. The failure to comply with applicable regulatory requirements can, among other things, result in fines, suspension of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY.

Our success depends, in part, on our ability to obtain patents, maintain trade secrets and operate without infringing on the intellectual property rights of third parties. We file patent applications both in the United States and in foreign countries to protect both our products and our processes. The patent position of biotechnology and pharmaceutical firms is highly uncertain and involves many complex legal and technical issues. Our patent applications may not be successful or our current or future patents may not afford us protection against our competitors. It is possible that our patents will be successfully challenged or that patents issued to others may preclude us from commercializing our products. Litigation to establish the validity of patents, to defend against infringement claims or to assert infringement claims against others can be lengthy and expensive. Moreover, much of our expertise and technology cannot be patented. We also rely heavily on trade secrets (for example, our AIDD™ system is not patented, but its proprietary elements are protected as trade secrets) and confidentiality agreements with collaborators, advisors, employees, consultants, vendors and other service providers. It is possible that these agreements may be breached or that our trade secrets may otherwise become known or be independently discovered by competitors. Our product development efforts and consequently our business would suffer if our competitors were able to learn our secrets or if we were unable to protect our intellectual property.

WE ARE SUBJECT TO UNCERTAINTIES REGARDING HEALTH CARE REIMBURSEMENT AND REFORM.

The continuing efforts of the government, insurance companies, health maintenance organizations and other payers of healthcare costs to contain or reduce costs of health care may affect our future revenues and profitability, the future revenues and profitability of our potential customers, suppliers and collaborative partners, and the availability of capital. For example, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, both the federal and state governments will likely continue to focus on health care reform, the cost of prescription pharmaceuticals and reform of the Medicare and Medicaid systems. While we cannot predict whether any such proposals will be adopted, the announcement or adoption of such proposals could negatively impact our business, financial condition and results of operations.

Our ability to market our products successfully will depend, in part, on the extent to which appropriate reimbursements for the cost of our products and related treatments are available from governmental authorities, private health insurers and other organizations, such as HMOs. Significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Third-party payers, including Medicare, are constantly challenging the prices charged for medical products and services. If third-party payers institute cost containment measures or fail to approve our products for reimbursement, our sales will suffer, as patients will opt for a competing product that is approved for reimbursement.

OUR BUSINESS DEPENDS ON THE RETENTION OF A TEAM OF HIGHLY-QUALIFIED MANAGEMENT AND TECHNICAL PERSONNEL.

While we do not rely on any single individual or group of individuals, our success to date has depended on the skills of our management and scientific personnel. We do not maintain key person life insurance for any of our personnel. We believe our future success will depend, in large part, on our ability to recruit and retain the services of skilled management and technical personnel. We face significant competition for such individuals from other companies, academic institutions, government entities and other organizations. In particular, there is currently a shortage of qualified Ph.D. chemists and drug metabolism scientists in the industry. If we cannot attract or retain these key personnel our business would not remain competitive. We have employment agreements with five of our executive officers.

WE RELY HEAVILY UPON THIRD PARTIES FOR OUR MANUFACTURING REQUIREMENTS.

To complete our clinical trials and to commercialize our product candidates we need access to, or development of, facilities to manufacture a sufficient supply of our product candidates. We depend on our collaborators or third parties for the manufacture of compounds for pre-clinical, clinical and commercial purposes in their FDA-approved manufacturing facilities. Our products may be in competition with other products for access to these facilities. Consequently, our products may be subject to manufacturing delays if collaborators or outside contractors give other products greater priority than our products. For this and other reasons, our collaborators or third parties may not be able to manufacture these products in a cost-effective or timely manner. If not performed in a timely manner, the clinical trial development of our product candidates or their submission for regulatory approval could be delayed, and our ability to deliver products on a timely basis could be impaired or precluded. We may not be able to enter into any necessary third-party manufacturing arrangements on acceptable terms, if at all. Our current dependence upon others for the manufacture of our products may reduce our future profit margin and limit our ability to commercialize products on a timely and competitive basis. We do not intend to develop or acquire facilities for the manufacture of product candidates for clinical trials or commercial purposes in the foreseeable future. In each of our ongoing collaborations, either Aventis or Pfizer is responsible for manufacturing or obtaining clinical and commercial supplies of pharmaceutical compounds. In our un-partnered C5a anaphylatoxin anti-inflammatory program we utilize third parties to prepare and formulate pharmaceutical compounds for use in clinical studies. To date, these third parties have been CarboGen Holding AG of Aarau, Switzerland, and AAI International of Wilmington, NC.

WE LACK MARKETING AND SALES EXPERIENCE.

We currently have no marketing, sales or distribution efforts and, currently, we intend to rely primarily on existing or future collaborative partners for this expertise if one of our products is successfully commercialized. Therefore, to service markets for any areas in which we have retained sales and marketing rights or in the event that any of our collaborative agreements is terminated, we must develop a sales force with technical expertise. We have no experience in developing, training or managing a sales force. We will incur substantial additional expenses in developing, training and managing this sales force. We may be unable to build such a sales force, the cost of establishing such a sales force may exceed any product revenues, or our direct marketing and sales efforts may be unsuccessful. In addition, we compete with many other companies that currently have extensive and well-funded marketing and sales operations. Our marketing and sales efforts may be unable to compete successfully against such other companies. Moreover, even if we or one of our partners is able to bring a product to market, it is possible that these products will not gain acceptance among physicians, patients or third-party payers.

OUR BUSINESS EXPOSES US TO PRODUCT LIABILITY CLAIMS.

We face an inherent risk of exposure to product liability claims in the event that the use of one of our products is alleged to have caused an adverse effect on patients. This risk exists for products being tested in human clinical trials, as well as for products that receive regulatory approval for commercial sale. Manufacturers of pharmaceuticals have been the subject of significant product liability litigation and we cannot assure you that we will not be threatened with or become subject to such a claim. We maintain limited product liability insurance for compounds we are testing in clinical trials. We currently maintain liability insurance of $5.0 million in coverage for the clinical trials that we conduct. Our partners indemnify us, with certain exceptions, for collaborative compounds they are testing in clinical trials. We intend to seek additional product liability insurance coverage if and when our products are commercialized. We may not, however, be able to obtain such insurance at acceptable costs, if at all, or such coverage, if obtained, may not be adequate to cover any claims. If we cannot obtain sufficient insurance coverage at an acceptable cost or otherwise protect against potential product liability claims we could be prevented from commercializing our products. Or, if we are subject to a product liability claim where claims or losses exceed our liability insurance coverage and our ability to pay, we may go out of business.

OUR BUSINESS INVOLVES HAZARDOUS MATERIALS AND THE RISK OF ENVIRONMENTAL LIABILITY.

As with many biotechnology companies, in connection with our research and development activities, we are subject to federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials, biological specimens and wastes. Although we believe that we have complied with the applicable laws, regulations and policies in all material respects and have not been required to correct any noncompliance which is material to our business, we may have to incur significant costs to comply with environmental and health and safety regulations in the future. Our research and development involves the controlled use of hazardous materials, including but not limited to certain hazardous chemicals and radioactive materials. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of such an occurrence, we could be held liable for any damages that result and any such liability could possibly exceed our resources.

RISKS RELATED TO SIGNIFICANT STOCKHOLDERS

If our directors, officers and largest stockholders chose to act together, they would be able to control our management and operations, potentially acting in their best interest and not necessarily those of other stockholders.

As of September 30, 2002, our directors, officers and holders of 5% or more of our outstanding common stock and their affiliates beneficially owned approximately 70% of our common stock. Accordingly, if they chose to act together, they collectively would have the ability to determine the election of all of our directors and to determine the outcome of most corporate actions requiring stockholder approval. They might exercise this ability in a manner that advances their best interests and not necessarily those of other stockholders.

In particular, as of September 30, 2002, accounts beneficially owned by the Tisch Family Interests and managed by Felix J. Baker and Julian C. Baker, two of our directors, represent in the aggregate approximately 20.9% of our outstanding common stock. In addition, Pfizer Inc., one of our collaborative partners, owned 15.9% and three institutional investors each owned 11.9%, 11.1% and 5.9%, respectively, of our common stock. Except for Pfizer Inc., none of our major shareholders are subject to any standstill or other agreement limiting their ability to acquire additional shares of our capital stock and may in the future, through open market purchases or otherwise, acquire additional shares of our common stock.

FORWARD-LOOKING STATEMENTS

Some of the statements under “The Company,” “Risk Factors” and elsewhere included or incorporated by reference in this prospectus constitute forward-looking statements. These statements relate to future events or our future financial or business performance and are identified by terminology such as “may,” “might,” “will,” “should,” “expect,” “scheduled,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “potential,” or “continue” or the negative of such terms or other comparable terminology. In evaluating these statements, you should specifically consider various factors, including the risks outlined under “Risk Factors.” These factors, among others, may cause actual events or our actual performance to differ materially from any forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

Except as otherwise described in the prospectus supplement relating to an offering of securities, we currently intend to use the net proceeds from the sale of securities offered pursuant to this prospectus and any prospectus supplement for research and development and general corporate purposes. We may also use some or all of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own. Pending these uses, we intend to invest the net proceeds in investment-grade, interest-bearing securities.

RATIO OF EARNINGS TO FIXED CHARGES

Our earnings were insufficient to cover fixed charges in each of the years in the five-year period ended December 31, 2001 and in the nine-month period ended September 30, 2002. “Earnings” consist of loss before income taxes, excluding the cumulative effect of a change in accounting principle, plus fixed charges and capitalized interest amortization less capitalized interest, and “fixed charges” consist of interest and the amortization of debt issuance costs incurred and the portion of rental expense deemed by us to be representative of the interest factor of rental payments under leases. The extent to which earnings were insufficient to cover fixed charges is as follows:

		Years Ended December 31,				Nine Months Ended
	1997	1998	1999	2000	2001	2002
		(in thousands)
Deficiency of earnings available to cover fixed charges	$257	$9,458	$14,632	$15,127	$26,683	$19,502

For the periods indicated above, we had no outstanding shares of preferred stock with required dividend payments. Therefore, the ratios of earnings to fixed charges and preferred stock dividends are identical to the ratios presented in the table above.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be issued under an indenture between us and a bank or trust company which will be identified in a prospectus supplement, as trustee. The indenture provides for the issuance from time to time of debt securities in an unlimited dollar amount and an unlimited number of series.

The following description of the terms of the debt securities summarizes the material terms that will apply to the debt securities. The description is not complete, and we refer you to the indenture, a copy of which is attached as an exhibit to the registration statement of which this prospectus is a part. For your reference, in several cases below we have noted the section in the indenture that the paragraph summarizes. Capitalized terms used in this section are defined under “Defined Terms.” The referenced sections of the indenture are incorporated by reference in the following summary. Prospective purchasers of debt securities should be aware that special U.S. federal income tax, accounting and other considerations may be applicable to instruments such as the debt securities. The prospectus supplement or term sheet relating to an issue of debt securities will describe these considerations, if they apply.

Specific Terms of Each Series

Each time that we issue a new series of debt securities, the prospectus supplement or term sheet relating to that new series will specify the particular amount, price and other terms of those debt securities. These terms may include:

•	the title of the debt securities;

•	any limit on the total principal amount of the debt securities;

•	the date or dates on which the principal of the debt securities will be payable or their manner of determination;

•
the interest rate or rates of the debt securities; the date or dates from which interest will accrue on the debt securities; and the interest payment dates and the regular record dates for the debt securities; or, in each case, their manner of determination;

•	the place or places where the principal of and premium and interest on the debt securities will be paid;

•	the period or periods within which, the price or prices at which and the terms on which any of the debt securities may be redeemed, in whole or in part at our option, and any remarketing arrangements;

•
the terms on which we would be required to redeem, repay or purchase debt securities required by any sinking fund, mandatory redemption or similar provision; and the period or periods within which, the price or prices at which and the terms and conditions on which the debt securities will be so redeemed, repaid or purchased in whole or in part;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any whole multiple thereof;

•
the portion of the principal amount of the debt securities that is payable on the declaration of acceleration of the maturity, if other than their principal amount; these debt securities could include original issue discount, or OID, debt securities or indexed debt securities, which are each described below;

•
whether and under what circumstances we will pay additional amounts under any debt securities held by a person who is not a U.S. person for tax payments, assessments or other governmental charges and whether we have the option to redeem the debt securities which are affected by the additional amounts instead of paying the additional amounts;

•
the form in which we will issue the debt securities, whether registered, bearer or both, and any restrictions on the exchange of one form of debt securities for another and on the offer, sale and delivery of the debt securities in either form;

•	the terms of any debt securities that may be converted into equity securities, including conversion rate and rate adjustment provisions;

•	whether the debt securities will be issuable as global securities;

•
whether the amounts of payments of principal of, premium, if any, and interest, if any, on the debt securities are to be determined with reference to an index, formula or other method, and if so, the manner in which such amounts will be determined;

•	if the debt securities are issuable in definitive form upon the satisfaction of certain conditions, the form and terms of such conditions;

•	any trustees, paying agents, transfer agents, registrars, depositories or similar agents with respect to the debt securities;

•	any additions or deletions to the terms of the debt securities with respect to the events of default or covenants governing the debt securities;

•
the foreign currency or units of two or more foreign currencies in which payment of the principal of and premium and interest on any debt securities will be made, if other than U.S. dollars, and the holders’ right,

•	if any, to elect payment in a foreign currency or foreign currency unit other than that in which the debt securities are payable;

•	whether and to what extent the debt securities are subject to defeasance on terms different from those described under “- Defeasance of Indenture;” and

•	any other terms of the debt securities that are not inconsistent with the indenture.

(section 301)

We may issue debt securities as OID debt securities. OID debt securities bear no interest or bear interest at below-market rates and are sold at a discount below their stated principal amount. If we issue OID debt securities, the prospectus supplement or term sheet will contain the issue price, the rate at which interest will accrete, and the date from which such interest will accrete on the OID debt securities.

We may also issue indexed debt securities. Payments of principal of, and premium and interest on, indexed debt securities are determined with reference to the rate of exchange between the currency or currency unit in which the debt security is denominated and any other currency or currency unit specified by us, to the relationship between two or more currencies or currency units or by other similar methods or formulas specified in the prospectus supplement or term sheet.

Ranking

We may issue unsecured and unsubordinated debt securities that will rank equally with all our other unsecured and unsubordinated debt or we may issue unsecured and subordinated debt securities that will rank junior to our unsecured unsubordinated debt and equally with all our other unsecured and subordinated debt. As of September 30, 2002, the Company had secured loans outstanding of $4,747,000 with Connecticut Innovations, Inc. and $16,625,000 with Webster Bank that will rank senior to the debt we may issue under this registration statement. See “-Subordination”.

Form and Denomination

The prospectus supplement or term sheet will describe the form which the debt securities will have, including insertions, omissions, substitutions and other variations permitted by the indenture and any legends required by any laws, rules or regulations. (section 201) We will issue debt securities in denominations of $1,000 and whole multiples thereof, unless the prospectus supplement or term sheet states otherwise. (section 302)

Payment

We will pay principal of and premium and interest on our registered debt securities at the place and time described in the debt securities. We will pay installments of interest on any registered debt security to the person in whose name the registered debt security is registered at the close of business on the regular record date for these payments. We will pay principal and premium on registered debt securities only against surrender of these debt securities. (section 1001) If we issue debt securities in bearer form, the prospectus supplement or term sheet will describe where and how payment will be made.

Material Covenants

The indenture includes the following material covenants:

Lien on assets

We will not, nor will we permit any Restricted Subsidiary to, issue or assume any Indebtedness secured by a Lien upon any Property we or any Restricted Subsidiary now own or acquire in the future without equally and ratably securing the debt securities.

This restriction does not apply, however, to any of the following:

•	Liens existing on the date of the indenture;

•	Permitted Liens;

•	Liens on any property or asset that existed at the time when we or any subsidiary acquired that property or asset;

•
Liens on fixed or capital assets acquired, constructed or improved by us or any of our subsidiaries that are incurred before or within 180 days of acquiring, constructing or improving the asset and that do not exceed the cost of acquiring, constructing or improving the asset;

•	Liens on the Property of our subsidiaries in our favor or in the favor of any wholly owned Restricted Subsidiary;

•	judgment or judicial attachment Liens for any judgment that is not an event of default under the indenture;

•
Liens securing any reimbursement, indemnification or similar obligation or liability incurred in the ordinary course of business for any letter of credit, letter of guaranty, banker’s acceptance, bill of exchange or similar instrument for our trade obligations or those of our subsidiaries;

•
Liens imposed by law that are being contested in good faith and for which we have set aside adequate reserves or, if not removed, could not be expected to have a material adverse effect on us and our subsidiaries;

•	any Lien existing as a result of a Capital Lease Obligation that is not otherwise prohibited by the indenture; and

•	the extension, renewal or replacement of any lien referred to in the foregoing clauses or this clause.

Notwithstanding the foregoing, we and any Restricted Subsidiary may create, incur or permit to exist any lien to secure Indebtedness in addition to those permitted by the preceding sentence, and renew, extend or replace such liens, provided that at the time of such creation, incurrence, renewal, extension or replacement, after giving effect thereto, the aggregate amount of all such Indebtedness of our Company and our Restricted Subsidiaries and the aggregate Attributable Debt of all Sale and Leaseback Transactions of our Company and our Restricted Subsidiaries at any one time outstanding together shall not exceed _% of Consolidated Assets. (section 1007)

Sale and leaseback transactions

Neither we nor any Restricted Subsidiary may enter into any Sale and Leaseback Transaction, unless either:

•
we or the Restricted Subsidiary would be entitled pursuant to the “- Lien on assets” covenant to create Indebtedness secured by a Lien on the Property in an amount equal to the Attributable Debt of the Sale and Leaseback Transaction without the debt securities being equally and ratably secured; or

•
we or the Restricted Subsidiary applies, in the case of a sale or transfer for cash, an amount equal to the greater of the fair market value or the net proceeds of the Sale and Leaseback and, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair market value of the Property leased, to the retirement, within 180 days after the Sale and Leaseback Transaction, of the debt securities or other Indebtedness ranking on parity with the debt securities and owing to a Person other than us or any of our Affiliates or applies it to the construction or improvement of real property or personal property used in the ordinary course of business.

These restrictions will not apply to transactions between us and a Restricted Subsidiary or between Restricted Subsidiaries.

(section 1008)

Limitation on merger, consolidation and sale of assets

We may not consolidate with or merge into any other entity or transfer or lease substantially all of our properties and assets to any person unless:

•	the successor is organized under the laws of the United States or a state thereof;

•	the successor assumes by supplemental indenture the obligations of its predecessor (that is, all our obligations under the debt securities and the indenture); and

•	after giving effect to the transaction, there is no default under the indenture.

The surviving transferee or lessee corporation will be our successor, and we will be relieved of all obligations under the debt securities and the indenture. (sections 801 and 802)

Defined Terms

“Attributable Debt” means, in respect of a Sale and Leaseback Transaction, at the time of determination, the lesser of (1) the fair market value of the property subject to such arrangement or (2) the present value (discounted at the rate per annum equal to the interest borne by the debt securities on a weighted average basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such arrangement after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes and similar charges.

“Capital Stock” of any Person means shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

“Capital Lease Obligations” means indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles. The amount of indebtedness will be the capitalized amount of the obligations determined in accordance with generally accepted accounting principles consistently applied.

“Consolidated Assets” of the Company and its subsidiaries means the consolidated total assets of the Company and its subsidiaries as reflected in the Company’s most recent balance sheet preceding the date of determination prepared in accordance with generally accepted accounting principles consistently applied.

“Indebtedness” means, with respect to any Person (without duplication):

1.
any liability of such Person (A) for borrowed money, or under any reimbursement obligation relating to a letter of credit, or (B) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation arising in connection with the acquisition of any businesses, properties or assets of any kind) (other than a trade payable or a current liability arising in the ordinary course of business), or (C) for the payment of money relating to any Capital Lease Obligations;

2.	any liability of others described in the preceding clause (1) that the Person has guaranteed or that is otherwise its legal liability;

3.	any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clause (1) or (2) above; and

4.
in the case of any Restricted Subsidiary, the aggregate preference in respect of amounts payable on the issued and outstanding shares of preferred stock of such Restricted Subsidiary in the event of any voluntary or involuntary liquidation, dissolution or winding up (excluding any such preference atributable to such shares of preferred stock that are owned by the Company or any Restricted Subsidiary).

“Lien” means any mortgage, pledge, lien, security interest, charge or other encumbrance or preferential arrangement (including any conditional sale or other title retention agreement or lease in the nature thereof other than a title retention agreement in connection with the purchase of goods in the ordinary course of business which is outstanding for not more than 90 days).

“Permitted Liens” means

1.	Liens imposed by law for taxes, fees, assessments or other governmental charges or levies that are not yet due;

2.
carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, vendors’ or lessors’ Liens (and deposits to obtain the release of such Liens), set-off rights and other like Liens imposed by law (or contract, to the extent that such contractual Liens are similar in nature and scope to Liens imposed by law), in each case arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in good faith;

3.
Liens incurred and pledges and deposits made in the ordinary course of business in connection with workers’ compensation, disability or unemployment insurance, old-age pensions, retiree health benefits and other social security laws or regulations;

4.
deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; and

5.
(A) easements, covenants, conditions, restrictions, leases, subleases, licenses, rights of way, minor irregularities in, or lack of, title and similar encumbrances affecting real property, (B) with respect to any lessee’s or licensee’s interest in real or personal property, mortgages, liens, rights and obligations and other encumbrances arising by, through or under any owner, lessor or licensor thereof, with or without the lessee’s or licensee’s consent, and (C) leases, licenses, rights and obligations in connection with patents, copyrights, trademarks, trade names and other intellectual property, in each case that do not secure the payment of borrowed money (other than, with respect to any lessee’s or licensee’s interest in real or personal property, mortgages, liens, rights and obligations and other encumbrances arising by, through or under any owner, lessor or licensor thereof) to the extent, in the case of each of (A), (B) and (C), that the Liens referred to therein do not, in the aggregate, materially detract from the value of the affected property as used by the Company or any subsidiary in the ordinary course of business or materially interfere with the ordinary conduct of the business of the Company and its subsidiaries taken as a whole.

“Person” means any individual, firm, corporation, partnership, association, joint venture, tribunal, limited liability company, trust, government or political subdivision or agency or instrumentality thereof, or any other entity or organization.

“Property” means any asset, revenue or any other property, whether tangible or intangible, real or personal, including, without limitation, any right to receive income.

“Restricted Subsidiary” means any subsidiary of the Company if at the end of the most recent fiscal quarter, the total assets of such subsidiary exceed % of consolidated total assets of the Company and its subsidiaries, determined in accordance with generally accepted accounting principles consistently applied.

“Sale and Leaseback Transaction” means any transaction or series of related transactions pursuant to which the Company or any Restricted Subsidiary sells or transfers any Property to any Person with the intention of taking back a lease of such Property.

“Significant Subsidiary” has the meaning specified, as of the date of the indenture, in Rule 1-02 of Regulation S-X promulgated under the Securities Act.

Registration of Transfer and Exchange

All debt securities issued upon any registration of transfer or exchange of debt securities will be valid obligations of ours, evidencing the same debt and entitled to the same rights under the indenture as the debt securities surrendered in the registration of transfer or exchange.

Registration of Transfer

Holders of registered debt securities may present their securities for registration of transfer at the office of one or more security registrars designated and maintained by us. (section 305)

We will not be required to register the transfer of or exchange debt securities under the following conditions:

•	We will not be required to register the transfer of or exchange any debt securities during a period of 15 days before any selection of those debt securities to be redeemed.

•
We will not be required to register the transfer of or exchange any debt securities selected for redemption, in whole or in part, except the unredeemed portion of any debt securities being redeemed in part.

•
We will not be required to register the transfer of or exchange debt securities of any holder who has exercised an option to require the repurchase of those debt securities prior to their stated maturity date, except the portion not being repurchased.

(section 305)

Exchange

At your option, you may exchange your registered debt securities of any series (except a global security, as set forth below) for an equal principal amount of other registered debt securities of the same series having authorized denominations upon surrender to our designated agent.

We may at any time exchange debt securities issued as one or more global securities for an equal principal amount of debt securities of the same series in definitive registered form. In this case we will deliver to the holders new debt securities in definitive registered form in the same aggregate principal amount as the global securities being exchanged.

The depositary of the global securities may also decide at any time to surrender one or more global securities in exchange for debt securities of the same series in definitive registered form, in which case we will deliver the new debt securities in definitive form to the persons specified by the depositary, in an aggregate principal amount equal to, and in exchange for, each person’s beneficial interest in the global securities. (section 305)

Notwithstanding the above, we will not be required to exchange any debt securities if, as a result of the exchange, we would suffer adverse consequences under any U.S. law or regulation. (section 305)

Global Securities

If we decide to issue debt securities in the form of one or more global securities, then we will register the global securities in the name of the depositary for the global securities or the nominee of the depositary and the global securities will be delivered by the trustee to the depositary for credit to the accounts of the holders of beneficial interests in the debt securities.

The prospectus supplement or term sheet will describe the specific terms of the depositary arrangement for debt securities of a series that are issued in global form. None of our Company, the trustee, any paying agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

Defeasance of Indenture

We can terminate all of our obligations under the indenture with respect to the debt securities, other than the obligation to pay interest on and the principal of the debt securities and certain other obligations, at any time by:

•	depositing money or U.S. government obligations with the trustee in an amount sufficient to pay the principal of and interest on the debt securities to their maturity; and

•
complying with certain other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of our defeasance.

In addition, we can terminate all of our obligations under the indenture with respect to the debt securities, including the obligation to pay interest on and the principal of the debt securities, at any time by:

•	depositing money or U.S. government obligations with the trustee in an amount sufficient to pay the principal of and interest on the debt securities to their maturity, and

•
complying with certain other conditions, including delivery to the trustee of an opinion of counsel stating that there has been a ruling by the Internal Revenue Service, or a change in the federal tax law since the date of the indenture, to the effect that holders of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of our defeasance.

(sections 402-404)

Payments of Unclaimed Moneys

Moneys deposited with the trustee or any paying agent for the payment of principal of or premium and interest on any debt security that remains unclaimed for two years will be repaid to us at our request, unless the law requires otherwise. If this happens and you want to claim these moneys, you must look to us and not to the trustee or paying agent. (section 409)

Events of Default, Notices, and Waiver

Events of default

An “event of default” regarding any series of debt securities is any one of the following events:

•	default for 30 days in the payment of any interest installment when due and payable;

•	default in the payment of principal or premium when due at its stated maturity, by declaration, when called for redemption or otherwise;

•
default in the performance of any covenant in the debt securities or in the indenture by us for 60 days after notice to us by the trustee or by holders of 25% in principal amount of the outstanding debt securities of that series;

•
acceleration of debt securities of another series or any other indebtedness of ours or one of our Significant Subsidiaries for borrowed money, in an aggregate principal amount exceeding $_ million under the terms of the instrument or instruments under which the indebtedness is issued or secured, if the acceleration is not annulled within 30 days after written notice as provided in the indenture;

•
a final, non-appealable judgment or order for the payment of money in excess of $_________ million rendered against us or one of our Significant Subsidiaries that is not paid or discharged within 60 days following entry of such judgment or order;

•	certain events of bankruptcy, insolvency and reorganization involving us; and

•	any other event of default of that series that is specified in the prospectus supplement or term sheet.

(section 501)

A default regarding a single series of debt securities will not necessarily constitute a default regarding any other series.

If an event of default for any series of debt securities occurs and is continuing (other than an event of default involving the bankruptcy, insolvency or reorganization of our Company), either the trustee or the holders of 25% in principal amount of the outstanding debt securities of that series may declare the principal (or, in the case of (a) OID debt securities, a lesser amount as provided in those OID debt securities or (b) indexed debt securities, an amount determined by the terms of those indexed debt securities), of all the debt securities of that series, together with any accrued interest on the debt securities, to be immediately due and payable by notice in writing to us. If it is the holders of debt securities who give notice of that declaration of acceleration to us, then they must also give notice to the trustee. (section 502)

If an event of default occurs that involves the bankruptcy, insolvency or reorganization of our Company, as set forth above, then all unpaid principal amounts (or, if the debt securities are (a) OID debt securities, then the portion of the principal amount that is specified in those OID debt securities or (b) indexed debt securities, an amount determined by the terms of those indexed debt securities) and accrued interest on all debt securities of each series will immediately become due and payable, without any action by the trustee or any holder of debt securities. (section 502)

In order for holders of debt securities to initiate proceedings for a remedy under the indenture, 25% in principal amount must first give notice to us as provided above, must request that the trustee initiate a proceeding in its own name and must offer the trustee a reasonable indemnity against costs and liabilities. If the trustee still refuses for 60 days to initiate the proceeding, and no inconsistent direction has been given to the trustee by holders of a majority of the debt securities of the same series, the holders may initiate a proceeding as long as they do not adversely affect the rights of any other holders of that series. (section 507)

The holders of a majority in principal amount of the outstanding debt securities of a series may rescind a declaration of acceleration if all events of default, besides the failure to pay principal or interest due solely because of the declaration of acceleration, have been cured or waived. (section 502)

If we default on the payment of any installment of interest and fail to cure the default within 30 days, or if we default on the payment of principal when it becomes due, then the trustee may require us to pay all amounts due to the trustee, with interest on the overdue principal or interest payments, in addition to the expenses of collection. (section 503)

A judgment for money damages by courts in the United States, including a money judgment based on an obligation expressed in a foreign currency, will ordinarily be rendered only in U.S. dollars. New York statutory law provides that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment or decree. The indenture requires us to pay additional amounts necessary to protect holders if a court requires a conversion to be made on a date other than a judgment date.

Notices

The trustee is required to give notice to holders of a series of debt securities of a default that remains uncured or has not been waived, and that is known to the trustee, within 90 days after the default has occurred. In the event of a default in the performance of any covenant in the debt securities or the indenture that results under the indenture in notice to us by the trustee after 90 days, the trustee shall not give notice to the holders of debt securities until 60 days after the giving of notice to us. The trustee may not withhold the notice in the case of a default in the payment of principal of and premium or interest on any of the debt securities. (section 602)

Waiver

The holders of a majority in principal amount of the outstanding debt securities of a series may waive any past default or event of default except a default in the payment of principal of or premium or interest on the debt securities of that series or a default relating to a provision that cannot be amended without the consent of each affected holder. (section 513)

Subordination

The terms of any series of subordinated debt securities will be set forth in a prospectus supplement relating to the series. Our obligations to make any payment of the principal of and premium, if any, and interest on, any subordinated debt securities will be subordinate and junior in right of payment to the prior payment in full of all of our senior debt, whether outstanding on the date of the supplemental indenture relating to the subordinated debt securities or thereafter incurred. (section 13.01)

Conversion

The terms on which debt securities of any series that are convertible into or exchangeable for common stock or other securities will be set forth in a prospectus supplement relating to the convertible series. Those terms will include provisions relating to whether conversion or exchange is mandatory, at the option of the holder or at our option, and may include provisions pursuant to which the number of shares of common stock or other securities to be received by the holders of debt securities would be subject to adjustment.

Reports

We are required to file an officer’s certificate with the trustee every year confirming that we are complying with all conditions and covenants in the indenture. (section 1005)

We must also file with the trustee copies of our annual reports and the information and other documents that we may be required to file with the SEC under Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended. These documents must be filed with the trustee within 15 days after they are required to be filed with the SEC. If we are not required to file the information, documents or reports under either of these Sections, then we must file with the trustee and the SEC, in accordance with the rules and regulations of the SEC, the supplementary and periodic information, documents and reports that may be required by Section 13 of the Exchange Act, in respect of a debt security listed and registered on a national securities exchange, as may be required by the rules and regulations of the SEC.

Within 30 days of filing the information, documents or reports referred to above with the trustee, we must mail to the holders of the debt securities any summaries of the information, documents or reports that are required to be sent to the holders by the rules and regulations of the SEC. (section 704)

Rights and Duties of the Trustee

The holders of a majority in principal amount of outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or other power conferred on the trustee. The trustee may decline to follow that direction if it would involve the trustee in personal liability or would be illegal. (section 512) During a default, the trustee is required to exercise the standard of care and skill that a prudent person would exercise under the circumstances in the conduct of his or her own affairs. (section 601) The trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities unless those holders have offered to the trustee reasonable security or indemnity. (section 603)

The trustee is entitled, in the absence of bad faith on its part, to rely on an officer’s certificate before taking action under the indenture. (section 603)

Supplemental Indentures

Supplemental indentures not requiring consent of holders

Without the consent of any holders of debt securities, we and the trustee may supplement the indenture, among other things, to:

•	pledge property to the trustee as security for the debt securities;

•	reflect that another entity has succeeded us and assumed our covenants and obligations under the debt securities and the indenture;

•
cure any ambiguity or inconsistency in the indenture or in the debt securities or make any other provisions necessary or desirable, as long as the interests of the holders of the debt securities are not adversely affected in any material respect;

•	issue and establish the form and terms of any series of debt securities as provided in the indenture;

•
add to our covenants further covenants for the benefit of the holders of debt securities (and if the covenants are for the benefit of less than all series of debt securities, stating which series are entitled to benefit);

•	add any additional event of default (and if the new event of default applies to fewer than all series of debt securities, stating to which series it applies);

•	change the trustee or provide for an additional trustee;

•	provide additional provisions for bearer debt securities so long as the action does not adversely affect the interests of holders of any debt securities in any material respect; or

•	modify the indenture in order to continue its qualification under the Trust Indenture Act of 1939 or as may be necessary or desirable in accordance with amendments to that Act.

(section 901)

Supplemental indentures requiring consents of holders

With the consent of the holders of at least a majority in principal amount of the series of the debt securities that would be affected by a modification of the indenture, the indenture permits us and the trustee to supplement the indenture or modify in any way the terms of the indenture or the rights of the holders of the debt securities. However, without the consent of each holder of all of the debt securities affected by that modification, we and the trustee may not:

•	reduce the principal of or premium on or change the stated final maturity of any debt security;

•	reduce the rate of or change the time for payment of interest on any debt security (or, in the case of OID debt securities, reduce the rate of accretion of the OID);

•	change any of our obligations to pay additional amounts under the indenture;

•	reduce or alter the method of computation of any amount payable upon redemption, repayment or purchase of any debt security by us (or the time when the redemption, repayment or purchase may be made);

•	make the principal or interest on any debt security payable in a currency other than that stated in the debt security or change the place of payment;

•
reduce the amount of principal due on an OID debt security upon acceleration of maturity or provable in bankruptcy or reduce the amount payable under the terms of an indexed debt security upon acceleration of maturity or provable in bankruptcy;

•	impair any right of repayment or purchase at the option of any holder of debt securities;

•
modify the right of any holder of debt securities to receive or sue for payment of the principal or interest on a debt security that would be due and payable at the maturity thereof or upon redemption; or

•	reduce the principal amount of the outstanding debt securities of any series required to supplement the indenture or to waive any of its provisions.

(section 902)

A supplemental indenture that modifies or eliminates a provision intended to benefit the holders of one series of debt securities will not affect the rights under the indenture of holders of other series of debt securities.

Redemption

The specific terms of any redemption of a series of debt securities will be contained in the prospectus supplement or term sheet for that series. Generally, we must send notice of redemption to the holders at least 30 days but not more than 60 days prior to the redemption date. The notice will specify:

•	the principal amount being redeemed;

•	the redemption date;

•	the redemption price;

•	the place or places of payment;

•	the CUSIP number of the debt securities being redeemed;

•	whether the redemption is pursuant to a sinking fund;

•	that on the redemption date, interest (or, in the case of OID debt securities, original issue discount) will cease to accrue; and

•
if bearer debt securities are being redeemed, that those bearer debt securities must be accompanied by all coupons maturing after the redemption date or the amount of the missing coupons will be deducted from the redemption price, or indemnity must be furnished, and whether those bearer debt securities may be exchanged for registered debt securities not being redeemed.

(section 1104)

On or before any redemption date, we will deposit an amount of money with the trustee or with a paying agent sufficient to pay the redemption price. (section 1105)

If less than all the debt securities are being redeemed, the trustee shall select the debt securities to be redeemed using a method it considers fair. (section 1103) After the redemption date, holders of debt securities that were redeemed will have no rights with respect to the debt securities except the right to receive the redemption price and any unpaid interest to the redemption date. (section 1106)

Governing Law

The laws of the State of New York govern the indenture and will govern the debt securities. (section 112)

DESCRIPTION OF COMMON STOCK

Our authorized common stock consists of 30 million shares, $0.025 par value per share. At October 31, 2002, there were 17,874,510 shares of common stock issued and outstanding. The approximate number of shareholders of record of our common stock as of October 31, 2002 was 225.

Each share of our common stock is entitled to one vote on all matters requiring a vote of shareholders and, subject to the rights of the holders of any outstanding shares of preferred stock, are entitled to receive any dividends, in cash, securities or property, as our board may declare.

In the event of our liquidation, dissolution or winding up, either voluntary or involuntary, subject to the rights of the holders of any outstanding shares of preferred stock, holders of common stock are entitled to share pro-rata in all of our remaining assets available for distribution.

The common stock issued by this prospectus will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

American Stock Transfer & Trust Company, 59 Maiden Lane, New York, N.Y. 10038 is the transfer agent and registrar for our common stock. Its phone number is (212) 936-5100.

DESCRIPTION OF PREFERRED STOCK

Our board of directors is authorized, without further vote or action by the holders of our common stock, to issue by resolution an aggregate of 2 million shares of preferred stock. These shares of preferred stock may be issued in one or more series as established from time to time by our board of directors. Our board also is authorized to fix the number of shares and the designation or title of each series of preferred stock prior to the issuance of any shares of that series. Regarding each class or series of preferred stock, our board will fix the voting powers which may be full or limited, or there may be no voting powers. Our board will also determine the preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions, of each series of preferred stock. Our board is further authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of the class or series then outstanding. Terms authorized by the board with respect to preferred stock, including convertible preferred stock, will be disclosed in the prospectus supplement relating to preferred stock.

No shares of preferred stock are presently outstanding and we have no plans to issue a new series of preferred stock. It is not possible to state the effect of the authorization and issuance of any series of preferred stock upon the rights of the holders of common stock until our board of directors determines the specific terms, rights and preferences of a series of preferred stock. However, possible effects might include restricting dividends on the common stock, diluting the voting power of the common stock or impairing the liquidation rights of the common stock without further action by holders of common stock. In addition, under some circumstances, the issuance of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management, which could thereby depress the market price of our common stock.

DESCRIPTION OF WARRANTS

We have described below the general terms and provisions of the debt warrants and equity warrants to which a prospectus supplement may relate. We will describe the particular terms of any debt warrants and equity warrants offered by any prospectus supplement in the prospectus supplement relating to such debt warrants or equity warrants.

We may issue debt warrants and equity warrants, evidenced by warrant certificates under a warrant agreement, independently or together with any debt securities, preferred stock or common stock. The warrants may be transferable with or separate from such securities. If we offer debt warrants, the applicable prospectus supplement will describe the terms of the debt warrants, including the following: (i) the offering price, if any, including the currency, or currency unit in which such price will be payable; (ii) the designation, aggregate principal amount and terms of the offered debt securities with which the debt warrants are issued and the number of debt warrants issued with each such offered debt security; (iii) if applicable, the date on or after which the debt warrants and the related offered debt securities will be separately transferable; (iv) the designation, aggregate principal amount and terms of debt securities purchasable upon exercise of one debt warrant and the price or prices at which, and the currency, or currency unit in which such principal amount of debt securities may be purchased upon exercise; (v) the date on which the right to exercise the debt warrants commences and the date on which such right expires; (vi) any U.S. Federal income tax consequences; (vii) whether the debt warrants represented by the warrant certificates will be issued in registered or bearer form or both; and (viii) any other material terms of the debt warrants. If we offer equity warrants, the applicable prospectus supplement will describe the terms of the equity warrants, including the following: (i) the offering price, if any, including the currency or currency unit in which such price will be payable; (ii) the designation of any series of preferred stock purchasable upon exercise of the equity warrants; (iii) the number of shares of preferred stock or common stock purchasable upon exercise of one equity warrant, and the price or prices at which, and the currency, or currency unit in which such shares may be purchased upon exercise; (iv) the date on which the right to exercise the equity warrants and the date on which such right expires; (v) any U.S. Federal income tax consequences; (vi) whether the equity warrants represented by the warrant certificate will be issued in registered or bearer form or both; (vii) whether the equity warrants or the underlying preferred stock or common stock will be listed on any national securities exchange; and (viii) any other material terms of the equity warrants. In addition, if we sell any debt warrants or equity warrants for any foreign currency or currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue will be specified in the applicable prospectus supplement.

Warrant certificates, if any, may be exchanged for new warrant certificates of different denominations and may (if in registered form) be presented for registration of transfer at the corporate trust office of the warrant agent, which will be listed in the applicable prospectus supplement, or at such other office as may be set forth therein. Warrantholders do not have any of the rights of holders of debt securities (except to the extent that the consent of warrantholders may be required for certain modifications of the terms of the indenture under which the series of offered debt securities issuable upon exercise of the warrants to be issued) or preferred or common stockholders and are not entitled to payments of principal and interest, if any, on debt securities or to dividends or other distributions made with respect to preferred stock or common stock.

Warrants may be exercised by surrendering the warrant certificate, if any, at the corporate trust office or other designated office of the warrant agent, with (i) the form of election to purchase on the reverse side of the warrant certificate, if any, properly completed and executed, and (ii) payment in full of the exercise price, as set forth in the applicable prospectus supplement. Upon exercise of warrants, the warrant agent will, as soon as practicable, deliver the debt securities, preferred stock or common stock issuable upon the exercise of the warrants in authorized denominations in accordance with the instructions of the exercise warrantholder and at the sole cost and risk of such holder. If less than all of the warrants evidenced by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of unexercised warrants, if sufficient time exists prior to the expiration date.

PLAN OF DISTRIBUTION

General

Any of the securities offered hereby may be sold in any one or more of the following ways from time to time:

•	to or through underwriters;

•	through dealers;

•	directly to other purchasers; or

•	through agents.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

In connection with the sale of securities, underwriters may receive compensation from us or purchasers of securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any person who may be deemed to be an underwriter will be identified, and the compensation received from us will be described, in the prospectus supplement.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the securities sold for their account may be reclaimed by the syndicate if those securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

Except for our common stock, all securities, when first issued, will have no established trading market. Any underwriters or agents to or through whom securities are sold by us for public offering and sale may make a market in those securities, but the underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you as to the liquidity of the trading market for any of our securities.

Under agreements which we may enter into, underwriters, dealers and agents who participate in the distribution of securities may be entitled to indemnification by us against or contribution toward certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the issuance of the securities offered in this offering will be passed upon for us by Milbank, Tweed, Hadley & McCloy LLP.

EXPERTS

The financial statements incorporated in this prospectus by reference to the annual report on Form 10-K, as amended, for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We have filed with the SEC a registration statement on Form S-3 to register the securities offered by this prospectus. However, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. We strongly encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement. We also file annual, quarterly and special reports, proxy statements and other information with the SEC.
You may inspect and copy these materials at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of these materials from the SEC at prescribed rates by writing to the SEC’s Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov. Our common stock is quoted on the Nasdaq National Market under the symbol “NRGN”. You may inspect reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

Incorporation of Certain Documents by Reference

The SEC allows us to “incorporate by reference” the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference which we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

1.
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and the amendments thereto filed on April 30, 2002, October 31, 2002, January 9, 2003 and January 21, 2003, including all material incorporated by reference therein; and

2.	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2002, June 30, 2002 and September 30, 2002 including, in each case, all material incorporated by reference therein; and

3.	Our Current Reports on Form 8-K filed on January 11, 2002, October 9, 2002 and November 13, 2002.

If you request, by written or oral request, a copy of any or all of the documents incorporated by reference, we will send you the requested copies at no charge. We will not, however, send you the exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to Elaine Beckwith, Associate Director of Investor and Public Relations, of Neurogen, at 35 Northeast Industrial Road, Branford, Connecticut 06504, (203) 488-8201.